Exhibit 10(r)


         SPECIAL SEVERANCE PAY AGREEMENT



     This Special Severance Pay Agreement (the
"Agreement") is entered into as of the _____ day of ____________ by and between Northrop Corporation, a Delaware corporation (the "Company") and
_________________________________ (the "Employee").

                 RECITALS

     Employee is a key member of the Company's management team and has been designated by the Compensation and Management Development Committee (the "Committee") of the
Board of Directors (the "Board") of the Company as a key employee to whom the protection of the Company's Special
Severance Pay Plan (the "Plan") are extended. The purpose of the Plan is to reinforce and encourage the continued attention and dedication of employees like
Employee to their assigned duties without distraction in the face of the potentially disturbing circumstances that arise from the possibility of a change in control of the Company.

     NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, including the continued employment and rendition of services by Employee, it is agreed as follows:

     1. Company's Right to Terminate. No provision contained herein shall affect the Company's ability to terminate Employee's employment at any time, with or without cause. Nothing in this Agreement shall in any way require the Company to provide any Benefits prior to a Change in Control nor shall this Agreement ever be construed in any way as establishing any policies or requirements for severance benefits for Employee if he terminates employment with the Company prior to a Change in Control

     2. Change in Control. Benefits provided herein shall be payable only in the event there shall have occurred a "Change in Control" as defined below, and Employee's employment by the Company shall thereafter have been terminated in accordance with Section 3 below. Each event constituting a "Change in Control" as defined below shall be considered a separate
       "Change in Control" entitling Employee to the Benefits provided herein if his employment by the Company shall have been terminated in accordance with Section 3 below following such "Change in Control." For purposes of this Agreement a "Change in Control" shall be deemed to have occurred if (i) there shall be consummated (x) any consolidation or merger of the Company in which (A) the Company is not the continuing or surviving corporation, other than a merger in which the holders of the Common Stock of the Company immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or
       (B) the Common Stock of the Company
       outstanding immediately prior to the merger would amount to less than 50% of the common stock of the surviving corporation outstanding immediately after the merger or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the stockholders of the Company approve a plan or proposal for the liquidation or dissolution of the Company, or (iii) any "person" (as defined in Sections 13(d) and 14(d) of the Securities
       Exchange act of 1934, as amended (the
       "Exchange Act"), but not including any trust established pursuant to an employee benefit plan of the Company, shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifteen percent or more of the Company's outstanding Common Stock, or (iv) during any period of two consecutive years, a majority of the directors of the Company shall cease to be "Continuing Directors," as defined below. As used herein, "Continuing Director" shall mean a person who was a director of the Company at the beginning of any specified two-year period and any person whose election or nomination as a director during such period was approved by two-thirds of the then
       Continuing Directors.

     3. Termination Following Change in Control. In the event a Change in Control shall have occurred, Employee shall be entitled to the Benefits provided in Section 4 hereof upon any termination of his employment with the Company within the 30-month period following such Change in Control except a termination of employment (a) because of his death, (b) by the Company for "Cause" or "Disability" or (c) by him other than for "Good Reason."

       (i)  Disability.  For the purposes of this
       Agreement only, and for no other benefit program or policy of the Company, termination for "Disability" shall mean termination of Employee's employment because of his absence from duties with the Company on a full-time basis for 130 consecutive business days, as a result of incapacity due to physical or mental illness, unless he shall have returned to the full-time performance of his duties within 30 days after "Notice of Termination" (as described in (iv) below) is given in connection with such absence.

       (ii)  Cause.  Termination by the Company of
       Employee's employment for "Cause" shall mean termination within the 30-month period following a Change in Control by reason of:

            (A)  the willful and continued failure by
            Employee to substantially perform his
            duties with the Company (other than any
            such failure resulting from his
            incapacity due to physical or mental
            illness), for a period of 30 or more days after a written demand for substantial performance is delivered to him by the Chief Executive Officer (the "Officer") of the Company or the Committee, which demand specifically identifies the manner in which such Officer or the Committee believes that Employee has not substantially performed his duties.
            (B)  the willful engaging by Employee in
            misconduct which is materially injurious to the Company, monetarily or otherwise.
            For purposes of this paragraph, no act,
            or failure to act, on Employee's part
            shall be considered "willful" unless
            done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was not opposed to the best interest of the Company.

       Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Employee a copy of a Notice of Termination from the Officer or the Committee after reasonable notice to Employee and an opportunity for him, together with his counsel, to be heard before the Committee (or, if there be no such Committee or such Committee delivers the Notice of Termination, the Board), finding that, in the good faith opinion of such Committee (or the Board), he was guilty of conduct set forth above in clauses (A) or (B) of the first sentence of this paragraph (ii) and specifying the particulars thereof in detail.

     (iii) Good Reason. Termination by Employee of his employment for "Good Reason" shall mean the termination by Employee of his employment within the 30-month period following a Change in Control:

       (A) if within the 30-month period following a Change in Control, the Company reduces
       Employee's base salary in effect immediately prior to the Change in Control or as increased from time to time thereafter.

       (B) if within the 30-month period following a Change in Control, the Company, without the express written consent of the Employee, requires Employee to report to a location or be relocated anywhere in excess of one hundred
       (100) miles of his present office location, except for required travel on the Company's business to an extent substantially consistent with his present business travel obligations.

       (C) if within the 30-month period following a Change in Control, the Company has failed to maintain in force plans providing benefits at least as beneficial as, or substantially equivalent to, those provided by any benefit or compensation plan, retirement or pension plan, stock option plan, life insurance plan, health and accident plan or disability plan in which Employee is participating at the time of a Change in Control or if the Company has taken any action which would adversely affect
       Employee's participation in or materially reduce Employee's benefits under any of such plans or deprive him of any material fringe benefit (without substituting a fringe benefit substantially equivalent to such benefit) enjoyed by him at the time of the Change in Control, or if the Company fails to provide him with the number of paid vacation days to which he would be entitled in accordance with the Company's normal vacation policy in effect at the time of the Change in Control.

       (D) if within the 30-month period following a Change in Control, the Company materially reduces Employee's title, job authorities or responsibilities in effect immediately prior to the Change in Control.

       (E) if within the 30-month period following a Change in Control, the Company fails to obtain the assumption of the obligations contained in this Agreement by any successor as contemplated in Section 5 hereof.

       (F) if within the 30-month period following a Change in Control, the Company purports to terminate Employee's employment in a manner which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (iv) below (and, if applicable, paragraph (ii) above); and for purposes of this Agreement, no such purported termination shall be effective.

     A termination of employment by Employee within the 30-month period following a Change in Control shall be for Good Reason if one of the occurrences specified in this paragraph (iii) shall have occurred, notwithstanding that Employee may have other reasons for terminating employment, including employment by another employer which Employee desiress to accept.

     (v) Date of Termination. "Date of Termination" shall mean:

       (A)  If Employee's employment is terminated
       for Disability, thirty (30) days after Notice of Termination is given (provided that Employee shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period),

       (B)  if Employee's employment is terminated
       pursuant to paragraph (ii) above, the date on which the Notice of Termination is given,

       (C) if Employee's employment is terminated by the Company for any other reason, the date on which a Notice of Termination is given;
       provided that if within thirty (30) days after any Notice of Termination is given Employee notifies the Company that a dispute exists concerning the termination, the Date of Termination shall be the date on which such Notice of Termination is given or the date on which the dispute is finally determined, either by mutual written agreement of the parties, or by a final judgment, order or decree of a court of competent jurisdiction, whichever shall provide Employee with the greater dollar value of Benefits hereunder, and

       (D) if Employee terminates his employment for Good Reason, the date on which the Company receives notice from Employee of such termination.

     4. Certain Befits Upon Termination. If, within the 30-month period following a Change in Control, Employee's employment by the Company shall be terminated (a) by the Company other than for Cause or Disability or (b) by Employee for Good Reason, Employee shall be entitled to each of the "Benefits" provided below:

       (i)  the Company shall pay Employee his full
       base salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given.

       (ii)  the Company shall pay as severance pay
       to Employee after the Date of Termination, an amount equal to 2.99 times Employee's full
       Base Amount (as defined in Section 280G of the
       Internal Revenue Code of 1986, as amended, and the regulations adopted thereunder in effect from time to time) of total compensation as in effect at the time notice of termination is given. Such severance pay shall be paid to Employee in a cash lump sum within 30 days following the Date of Termination.

       (iii)  for a period not to exceed thirty-six
       (36) months the Company shall, at its expense, arrange to provide Employee with medical, dental and life insurance benefits substantially similar to those which Employee was receiving immediately prior to the Change in Control or, if greater, those which Employee was receiving on his Date of Termination. Notwithstanding the foregoing, the Company shall not provide any benefit otherwise receivable by Employee pursuant to this Section 4(iii) to the extent that a substantially similar benefit is actually received by Employee from a subsequent employer during such period, (iv) and any such benefit actually received by Employee shall be reported to the Company.

       (iv)  the Company shall pay to Employee all
       deferred accrued and bonus vacation pay to which he is entitled under the terms of the Company's pay policies as in effect immediately prior to the Change in Control or, if it results in greater vacation pay, as in effect on Employee's Date of Termination.

Employee shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by Employee as the result of employment by another employer after the Date of Termination, or otherwise.

Anything in this Agreement to the contrary notwithstanding, in no event may the amount of any benefits payable to Employee under this Agreement, when added to any other benefits which Employee is entitled to receive from the Company, exceed the total amount of payments or benefits which could be received by Employee from the Company without any portion thereof constituting a nondeductible "excess parachute payment" pursuant to
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or being subject to the excise tax imposed by Section 4999 of the Code; and such payments or benefits shall be reduced to the extent necessary to comply with this limitation. If any such payments or benefits must be reduced by reason of the preceding sentence, such reduction shall be made in the order and manner determined by Employee as soon as administratively practicable following the Change in Control.

5. Successors, Binding Agreement. The Company may amend or terminate this Agreement by action of a majority of its Continuing Directors (as defined in Section 2 hereof) at any time prior to a Change in Control. In any event, this Agreement shall terminate on the fifth (5th) anniversary hereof unless a Change in Control has occurred. The
     Company expressly waives any right to amend or terminate this Agreement following a Change in Control and the Company acknowledges that Employee shall have a binding and irrevocable right to the Benefits set forth hereunder in the event of a Change in Control. Any purported termination of this Agreement following a Change in Control shall be ineffective, and Employee shall not lose any right hereunder for failing to contest such a purported termination.

     (i)  The Company will require any successor
     (whether direct or indirect, by purchase, merger, consolidation or otherwise)to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to honor this Agreement in the same manner and to the same extent that the Company would be required to so honor if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a violation of this Agreement and shall entitle
     Employee to Benefits from the Company or such successor in the same amount and on the same terms as Employee would be entitle hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.
     As used in this Agreement, "Company" shall mean the Company hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. The Company shall promptly notify Employee of any succession by purchase, merger, consolidation or otherwise to all or substantially all the business and/or assets of the Company and shall state whether or not the successor has executed the agreement required by this paragraph (i) and, if so, shall make a copy of such agreement available to Employee.

     (ii) This Agreement shall inure to the benefit of and be enforceable by Employee and his personal or legal representives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there be no such designee, to his estate.

     (iii)  The Company expressly acknowledges and
     agrees that Employee shall have a contractual right to the Benefits provided hereunder, and the Company expressly waives any ability, if possible, to deny liability for any breach of its contractual commitment hereunder upon the grounds of lack of consideration, accord and satisfaction or any other defense. In any dispute arising after a Change in Control as to whether Employee is entitled to Benefits under this Agreement, there shall be a presumption that Employee is entitled to such Benefits and the burden of proving otherwise shall be on the Company.

     (iv) All Benefits to be provided hereunder shall be in addition to any pension, disability, worker's compensation, other Company benefit plan distribution, unpaid vacation or other unpaid benefits that Employee has at his Date of Termination.

6. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed: (i) if to Employee, to his latest address as reflected on the records of the Company, and if to Company:
     Northrop Corporation, 1840 Century Park East, Los
     Angeles, California 90067, Attn: President, or to such other address as Company may furnish to Employee in writing with specific reference to this Agreement and the importance of the notice, except that notice of change of address shall be effective only upon receipt.

7.   Miscellaneous.  After a Change in Control, no
     rights of Employee under this Agreement may be
     released, modified, waived or discharged by
     Employee unless such release, waiver, modification,
     or discharge is agreed to in writing signed by
     Employee and a licensed attorney-at-law
     representing Employee.  No failure to enforce or
     waiver by Employee at any time of any breach by the
     Company of, or noncompliance with, any condition or
     provision of this Agreement to be performed by the
     Company shall be deemed a waiver of similar or
     dissimilar provisions or conditions at the same or
     at any prior or subsequent time.  This Agreement
     shall not supersede or in any way limit the rights,
     duties or obligations Employee may have under any
     other written agreement with the Company.   The
     Company expressly waives any right to deny liability hereunder on the basis that Employee failed to submit a claim on a timely basis. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

8. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this agreement as of the above-stated date.

ATTEST:
______________________        BY_____________________

                              EMPLOYEE


                              _____________________